CONTACT:

David W. Fry	Van Negris / Lexi Terrero
Senior Vice President, Treasurer	Van Negris & Company, Inc.
and Chief Financial Officer	(212) 759-0290

Flushing Financial Corporation

(718) 961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Reports

2005 Third Quarter and Nine Months Ended Results

FLUSHING, NY - October 18, 2005 - Flushing Financial Corporation (Nasdaq: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced its financial results for the three and nine months ended September 30, 2005.

For the third quarter ended September 30, 2005, diluted earnings per share were $0.33, a decrease of $0.02 per diluted share, or 5.7 percent, from the $0.35 per diluted share earned in the third quarter of 2004. Net income for the third quarter of 2005 was $6.0 million, a decrease of $0.3 million, or 4.5 percent, from $6.3 million for the comparable quarter a year ago. The third quarter of 2005 includes a charge to earnings of $0.5 million, $0.3 million on an after-tax basis or $0.02 per diluted share, for expenses incurred in connection with our negotiations to acquire another financial institution. The negotiations were terminated after several months as the parties were unable to come to agreement on terms. Excluding this charge, diluted earnings per share would have been $0.35 for the quarter ended September 30, 2005.

For the nine months ended September 30, 2005, diluted earnings per share were $0.99, an increase of $0.02 per diluted share, or 2.1 percent, from the $0.97 per diluted share earned in the nine months ended September 30, 2004. Net income for the nine months ended September 30, 2005 was $17.8 million, an increase of $0.3 million, or 1.5 percent, from the $17.6 million earned in the nine months ended September 30, 2004. This increase is primarily the result of an adjustment recorded during the first quarter of 2004 related to compensation expense for certain of the Company's restricted stock awards and supplemental retirement benefits. This adjustment, which related to prior periods, was a charge to earnings in the first quarter of 2004 of $1.1 million, $0.7 million on an after-tax basis or $0.04 per diluted share. Offsetting this reduction in expenses is the charge referred to above of $0.5 million, $0.3 million on an after-tax basis or $0.02 per diluted share, for expenses incurred in connection with the above-mentioned terminated negotiations.

John R. Buran, President and Chief Executive Officer, stated: “During the first nine months of 2005, the market for both deposits and loans in the New York City metropolitan area became more competitive. Overnight interest rates have increased 150 basis points while longer term rates have remained at approximately the same levels. Financial institutions, which had not been actively marketing their deposit products for several years, have had active campaigns to attract deposits. Many of these same institutions have increased their deposit rates, including rates paid on savings accounts to levels not seen for several years. In order to maximize our net interest margin in this interest rate environment, we have continued to implement our strategic plan, focusing on the origination of higher yielding loans. However, we have had to increase the rates we pay on our deposit accounts more than we could increase the rates on loans we originate.

“Demand for our loan products has remained strong, with loan originations for the nine months ended September 30, 2005 increasing 27.4 percent from the prior year period to $483.7 million. Consistent with our efforts to originate higher yielding loans, we originated $336.4 million of multi-family residential and one-to-four family mixed-use property mortgage loans. We have, at the same time, continued to grow our commercial real estate loan portfolio, originating $80.7 million of these loans during the nine months ended September 30, 2005. At September 30, 2005, loans in process totaled $189.5 million, compared to $170.0 million at December 31, 2004 and $174.1 million at September 30, 2004.

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Flushing Financial Corporation

October 18, 2005

Page Two

“We have increased our advertising for deposits, targeting specific products and markets, and introduced a “Breakout Savings Account”, which has a tiered rate structure based on the account balance. This resulted in an increase of $46.7 million in passbook savings accounts. In total, deposits increased $55.1 million during the nine months ended September 30, 2005.

“For several months in 2005, we negotiated to acquire another financial institution in a transaction that would have expanded our current branch network and product offerings. Despite lengthy negotiations, the parties were unable to come to agreement on mutually acceptable terms and the negotiations have terminated. Accordingly, the charges incurred in connection with the negotiations have been expensed in the third quarter. We plan to continue to seek and review potential acquisition opportunities that complement our current business as they become available.

“Total assets increased $248.0 million, or 12.0 percent, to $2,306.0 million since December 31, 2004, with the loan portfolio increasing $310.0 million, or 20.4 percent. We continue to maintain strong asset quality. The growth in the loan portfolio was funded with deposit growth, reductions in the securities portfolio and borrowings primarily from the Federal Home Loan Bank of New York.

“Net interest income for the nine months ended September 30, 2005 increased by $1.0 million, or 2.1 percent, which was the result of the growth in our loan portfolio. This growth has been achieved while facing a challenging interest rate environment. Short-term rates have been increasing for the past year, while longer-term rates have not increased at the same rate. This has put increased pressure on our net interest margin. This resulted in our achieving a net interest margin of 3.29 percent for the nine months ended September 30, 2005, as compared to 3.53 percent for the same period in 2004. Our continued focus on the origination of higher yielding mortgage loan products allowed us to maintain a higher return on our mortgage loan portfolio than we would have otherwise experienced. At the same time, we continued to focus on attracting lower cost deposits.

“We have been able to continue to grow our asset size while maintaining our strong capital position and focusing on other shareholder value initiatives. In the nine months ended September 30, 2005, we paid our shareholders dividends totaling $0.30 per common share, an increase of 15.4 percent compared to the nine months ended September 30, 2004.

“Our commitment is to continue the expansion of the financial services we offer to our customers, through structured and orderly growth, while building a strong branch franchise in the multicultural communities we serve, including the planned opening of a new branch office in early 2006. We plan to remain focused on the origination of higher-yielding one-to-four family mixed-use property mortgage loans, multi-family residential mortgage loans, and commercial real estate loans.

“As always, optimizing our shareholders’ return on their investment is a goal we strive for every day.”

Earnings Summary - Three Months Ended September 30, 2005

Net interest income for the three months ended September 30, 2005 increased $0.3 million, or 1.6 percent, to $17.1 million from $16.9 million for the three months ended September 30, 2004. The increase in net interest income is primarily attributed to the growth in the average balance of interest-earning assets, which increased $246.5 million to $2,160.8 million, while the net interest spread decreased 37 basis points to 2.96 percent for the quarter ended September 30, 2005 from 3.33 percent for the same period in 2004. The yield on interest-earning assets increased four basis points to 6.31 percent for the three months ended September 30, 2005 from 6.27 percent in the three months ended September 30, 2004. At the same time, the cost of funds increased 41 basis points to 3.35 percent for the three months ended September 30, 2005 from 2.94 percent for the three months ended September 30, 2004. The increase in the yield of interest-earning assets is primarily due to an increase of $358.7 million in the average balance of the loan portfolio to $1,775.6 million, combined with a $95.5 million and $16.8 million decrease in the average balances of the lower-yielding securities portfolio and interest earning deposits and federal funds sold, respectively. However, the yield on the mortgage loan portfolio decreased 31 basis points from the three months ended September 30, 2004 to 6.78 percent for the three months ended September 30, 2005. This decline reflects the effect of the high refinancing activity that had occurred during the previous three years. The Bank’s existing borrowers had been refinancing their higher costing mortgage loans at the then current lower rates, which has resulted in a decrease in the yield of the mortgage portfolio. This decrease was partially offset by prepayment penalties that have been collected. In an effort to increase the yield on interest-earning assets, we have shifted funds from the lower-yielding securities portfolio to the higher-yielding mortgage loan portfolio. The increase in the cost of interest-bearing liabilities was attributed to an increase in the average balances of certificates of deposit and borrowed funds of $82.3 million and $151.4 million, respectively, combined with a 36 basis point increase in the cost of borrowed funds. The net interest margin decreased 36 basis points to 3.17 percent for the three months ended September 30, 2005 from 3.53 percent for the three months ended September 30, 2004. Excluding prepayment penalty income, the net interest margin would have been 2.95 percent and 3.21 percent for the three month periods ended September 30, 2005 and 2004, respectively.

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Flushing Financial Corporation

October 18, 2005

Page Three

The net interest margin for the three months ended September 30, 2005 declined 14 basis points from the quarter ended June 30, 2005. While the yield on interest-earning assets increased five basis points during the quarter, this was more than offset by the cost of interest-bearing liabilities increasing 19 basis points. The higher increase in the cost of interest-bearing liabilities is primarily due to the increase in short-term rates. The cost of passbook savings and money market accounts increased 46 basis points and 17 basis points, respectively, in the third quarter of 2005 compared to the second quarter of 2005. In addition, the average balance of higher costing certificates of deposit and borrowed funds increased $27.7 million and $58.5 million, respectively, during the quarter, with the cost increasing 13 basis points and 12 basis points, respectively. We were able to increase the yield on our interest-earning assets by shifting funds from the securities portfolios to higher yielding mortgage loans, continued strong mortgage loan growth, and maintaining the yield on our mortgage loan portfolio.

Non-interest income increased $0.6 million for the three months ended September 30, 2005 to $2.1 million, as compared to $1.5 million for the quarter ended September 30, 2004. This was attributed to an increase of $0.4 million in gains on the sale of loans originated for sale and $0.2 million in dividends received on Federal Home Loan Bank of New York (“FHLB-NY”) stock.

Non-interest expense was $9.4 million for the three months ended September 30, 2005, an increase of $1.3 million, or 15.9 percent, from $8.1 million for the three months ended September 30, 2004. The increase from the prior year period is primarily attributed to increases of: $0.3 million in employee salary and benefit expenses; $0.1 million in board of director fees due to the increase in the size of the board of directors and the number of meetings; $0.1 million in advertising costs for campaigns to attract new deposits; $0.1 million in audit and exam fees due to the increased compliance requirements of the Sarbanes-Oxley Act; and $0.5 million for expenses incurred in connection with the above-mentioned terminated negotiations. Management continues to monitor expenditures resulting in efficiency ratios of 49.1 percent and 44.3 percent for three-month periods ended September 30, 2005 and 2004, respectively.

Net income for the three months ended September 30, 2005 was $6.0 million, a decrease of $0.3 million or 4.5 percent, as compared to $6.3 million for the three months ended September 30, 2004. Diluted earnings per share were $0.33, a decline of $0.02 per diluted share for the three months ended September 30, 2005 from $0.35 per diluted share for the three months ended September 30, 2004.

Return on average equity was 14.2 percent for the three months ended September 30, 2005 compared to 16.6 percent for the three months ended September 30, 2004. Return on average assets was 1.1 percent for the three months ended September 30, 2005 compared to 1.2 percent for the three months ended September 30, 2004.

Earnings Summary - Nine months Ended September 30, 2005

Net interest income for the nine months ended September 30, 2005 increased $1.0 million, or 2.1 percent, to $51.2 million from $50.1 million for the nine months ended September 30, 2004. The increase in net interest income is primarily attributed to the growth in the average balance of interest-earning assets, which increased $178.8 million to $2,071.1 million, while the net interest spread decreased 27 basis points to 3.09 percent for the nine months ended September 30, 2005 from 3.36 percent for the same period in 2004. At the same time, the cost of funds increased 28 basis points to 3.17 percent for the nine months ended September 30, 2005 from 2.89 percent for the nine months ended September 30, 2004. The yield on interest-earning assets rose by one basis point to 6.26 percent due to an increase of $305.6 million in the average balance of the higher-yielding loan portfolio to $1,664.4 million for the nine months ended September 30, 2005 from $1,358.8 million for the nine months ended September 30, 2004, combined with a decline of $111.9 million and $14.9 million in the average balances of the lower-yielding securities portfolio and interest earning deposits and federal funds sold, respectively. The yield on the mortgage loan portfolio declined 38 basis points to 6.78 percent for the nine months ended September 30, 2005 from 7.16 percent for the nine months ended September 30, 2004. This reduction in the yield reflects the effect of the high refinancing activity that had occurred during the previous three years. The Bank’s existing borrowers had been refinancing their higher costing mortgage loans at the current lower rates, which has resulted in a decrease in the yield on the mortgage portfolio. This decrease was partially offset by prepayment penalties that have been collected. In an effort to increase the yield on interest-earning assets, we have shifted funds from the lower-yielding securities portfolio into the higher-yielding mortgage loan portfolio. The increase in the cost of interest-bearing liabilities was attributed to an increase in the average balance of certificates of deposit and borrowed funds of $97.5 million and $87.0 million, respectively, combined with a 30 basis point increase in the cost of borrowed funds. The net interest margin decreased 24 basis points to 3.29 percent for the nine months ended September 30, 2005 from 3.53 percent for the nine months ended September 30, 2004. Excluding prepayment penalty income, the net interest margin would have been 3.10 percent and 3.29 percent for the nine month periods ended September 30, 2005 and 2004, respectively.

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Flushing Financial Corporation

October 18, 2005

Page Four

Non-interest income increased by $0.8 million to $5.5 million for the nine months ended September 30, 2005, as compared to $4.6 million for same period in 2004. The increase was primarily attributed to an increase of $0.3 million in gains on the sale of loans originated for sale and $0.5 million in dividends received on FHLB-NY stock.

Non-interest expense was $27.4 million for the nine months ended September 30, 2005, an increase of $1.5 million, or 5.6 percent, from $25.9 million for the nine months ended September 30, 2004. The increase from the prior year period is attributed to increases of: $0.4 million in occupancy and equipment and $0.1 million in depreciation primarily due to the relocation of the Bank’s headquarters in the third quarter of 2004; $0.3 million in audit and exam fees related to increased compliance requirements due to the Sarbanes-Oxley Act; $0.5 million for expenses incurred in connection with the above-mentioned terminated negotiations; $0.1 million in advertising costs for campaigns to attract new deposits; $0.4 million in employee salary and benefit expenses; $0.3 million for the cost of certain restricted stock unit awards granted in the current period as the participants have no risk of forfeiture; and $0.3 million in board of director fees due to the increase in the size of the board of directors and the number of meetings. The increased cost of restricted stock units in the current period compared to the prior period is due to the increased level of the awards to non-employee directors. The 2005 Omnibus Incentive Plan, approved at the annual stockholders meeting, increased annual grants to each non-employee director to 3,600 restricted stock units, while eliminating grants of stock options for non-employee directors. This will provide an expense benefit in future years when we will be required to expense stock option grants. These increases were offset by decreases in salaries and employee benefits and other operating expenses of $0.9 million and $0.2 million, respectively, due to the 2004 adjustment to amortization of compensation expense for certain of the Company’s restricted stock awards and supplemental retirement benefits. Management continues to monitor expenditures resulting in efficiency ratios of 48.4 percent and 47.4 percent for nine-month periods ended September 30, 2005 and 2004, respectively.

Net income for the nine months ended September 30, 2005 was $17.8 million, an increase of $0.3 million from $17.6 million for the nine months ended September 30, 2004. Diluted earnings per share increased $0.02 per diluted share to $0.99 per diluted share for the nine months ended September 30, 2005 from $0.97 per diluted share for the nine months ended September 30, 2004.

Return on average equity was 14.6 percent for the nine months ended September 30, 2005 compared to 15.7 percent for the nine months ended September 30, 2004. Return on average assets was 1.1 percent for the nine months ended September 30, 2005 compared to 1.2 percent for the nine months ended September 30, 2004.

Balance Sheet Summary

At September 30, 2005, total assets were $2,306.0 million, an increase of $248.0 million from $2,058.0 million at December 31, 2004. Total loans, net increased $310.0 million during the nine months ended September 30, 2005 to $1,826.5 million from $1,516.5 million at December 31, 2004. At September 30, 2005, loans in process totaled $189.5 million, compared to $170.0 million at December 31, 2004 and $174.1 million at September 30, 2004.

The following table shows loan originations and purchases for the periods indicated.

	For the three months		For the nine months
	ended September 30,		ended September 30,
(In thousands)	2005	2004	2005	2004
Multi-family residential	$49,183	$58,053	$186,027	$158,058
Commercial real estate	24,246	22,436	80,743	71,384
One-to-four family – mixed-use property	56,569	36,454	150,367	104,186
One-to-four family – residential	3,309	6,501	10,733	14,743
Construction	18,997	8,846	35,351	19,163
Co-operative apartments	-	75	-	302
Commercial business and other loans	7,744	3,894	20,460	11,916
Total	$160,048	$136,259	$483,681	$379,752

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Flushing Financial Corporation

October 18, 2005

Page Five

As the Company continues to increase its loan portfolio, management continues to adhere to the Bank’s strict underwriting standards. As a result, the Company has been able to minimize charge-offs of losses from impaired loans and maintain asset quality. Non-performing assets were $2.0 million at September 30, 2005 compared to $0.9 million at December 31, 2004 and $4.5 million at September 30, 2004.

Total non-performing assets as a percentage of total assets was 0.09 percent at September 30, 2005 compared to 0.04 percent at December 31, 2004 and 0.22 percent at September 30, 2004. The ratio of allowance for loan losses to total non-performing loans was 318 percent at September 30, 2005 compared to 717 percent at December 31, 2004 and 146 percent at September 30, 2004.

During the nine months ended September 30, 2005, mortgage-backed securities decreased $73.8 million to $321.8 million, while other securities decreased $1.7 million to $38.4 million. As funds became available from principal reductions on the securities portfolio during the nine months ended 2005, they have been reinvested in higher yielding loans. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.

Total liabilities were $2,134.6 million at September 30, 2005, an increase of $237.2 million from December 31, 2004. During the nine months ended September 30, 2005, due to depositors increased $55.1 million to $1,331.5 million, primarily as a result of increased marketing to attract deposits in this highly competitive market. Certificate of deposit accounts increased $64.3 million, while lower-costing deposits decreased $9.1 million. Borrowed funds increased $174.0 million during the nine months ended September 30, 2005 to partially fund the growth in the loan portfolio. Mortgagors’ escrow deposits increased $10.6 million during the nine months ended September 30, 2005.

Total stockholders’ equity increased $10.8 million to $171.4 million at September 30, 2005, from $160.7 million at December 31, 2004. Net income of $17.8 million for the nine months ended September 30, 2005 was partially offset by $2.4 million in treasury shares purchased through the Company’s stock repurchase program, a net after tax decrease of $3.3 million on the market value of securities available for sale, and $5.3 million of cash dividends paid. The exercise of stock options increased stockholders’ equity by $2.5 million, including the income tax benefit realized by the Company upon the exercise of the options. Book value per share was $8.87 at September 30, 2005 compared to $8.35 per share at December 31, 2004 and $8.16 per share at September 30, 2004.

Under its current stock repurchase program, the Company repurchased 133,000 shares during the nine months ended September 30, 2005, at a total cost of $2.4 million, or an average of $17.93 per share. At September 30, 2005, 786,350 shares remain to be repurchased under the current stock repurchase program. Through September 30, 2005, the Company had repurchased approximately 47 percent of the common shares issued in connection with the Company’s initial public offering at a cost of $111.6 million.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation (FDIC). The Bank conducts its business through ten banking offices located in Queens, Brooklyn, Manhattan and Nassau County.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s web site at http://www.flushingsavings.com.

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Flushing Financial Corporation	October 18, 2005 – Page Six

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Cash and due from banks	$17,431	$14,661
Securities available for sale:
Mortgage-backed securities	321,812	395,629
Other securities	38,430	40,116
Loans:
Multi-family residential	767,289	646,922
Commercial real estate	388,184	334,048
One-to-four family – mixed-use property	450,400	332,805
One-to-four family – residential	139,373	151,737
Co-operative apartments	2,241	3,132
Construction	51,648	31,460
Small Business Administration	7,756	5,633
Commercial business and other	18,402	12,505
Net unamortized premiums and unearned loan fees	7,629	4,798
Allowance for loan losses	(6,459)	(6,533)
Net loans	1,826,463	1,516,507
Interest and dividends receivable	10,092	8,868
Bank premises and equipment, net	7,277	7,558
Federal Home Loan Bank of New York stock	30,960	22,261
Bank owned life insurance	26,251	25,399
Goodwill	3,905	3,905
Other assets	23,409	23,140
Total assets	$2,306,030	$2,058,044

LIABILITIES
Due to depositors:
Non-interest bearing	$56,150	$49,540
Interest-bearing:
Certificate of deposit accounts	767,573	703,314
Passbook savings accounts	263,454	216,772
Money market accounts	203,961	258,235
NOW accounts	40,335	48,463
Total interest-bearing deposits	1,275,323	1,226,784
Mortgagors' escrow deposits	27,052	16,473
Borrowed funds	758,717	584,736
Other liabilities	17,366	19,858
Total liabilities	2,134,608	1,897,391

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 19,456,696 shares issued at September 30, 2005 and December 31, 2004;
19,336,708 shares and 19,232,248 shares outstanding at
September 30, 2005 and December 31, 2004, respectively)	195	195
Additional paid-in capital	38,307	37,187
Treasury stock (119,988 shares and 224,448 shares at
September 30, 2005 and December 31, 2004, respectively)	(2,116)	(3,893)
Unearned compensation	(4,401)	(5,117)
Retained earnings	143,719	133,290
Accumulated other comprehensive loss, net of taxes	(4,282)	(1,009)
Total stockholders' equity	171,422	160,653

Total liabilities and stockholders' equity	$2,306,030	$2,058,044

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Flushing Financial Corporation	October 18, 2005 – Page Seven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2005	2004	2005	2004

Interest and dividend income
Interest and fees on loans	$30,102	$25,077	$84,603	$72,923
Interest and dividends on securities:
Interest	3,888	4,800	12,410	15,385
Dividends	82	84	244	256
Other interest income	26	61	43	124
Total interest and dividend income	34,098	30,022	97,300	88,688

Interest expense
Deposits	8,873	7,247	24,644	21,194
Other interest expense	8,086	5,903	21,482	17,350
Total interest expense	16,959	13,150	46,126	38,544

Net interest income	17,139	16,872	51,174	50,144
Provision for loan losses	-	-	-	-
Net interest income after provision for loan losses	17,139	16,872	51,174	50,144

Non-interest income
Loan fee income	484	533	1,621	1,547
Banking services fee income	350	378	1,086	1,206
Net gain on sale of loans held for sale	400	47	542	227
Net gain on sale of loans	-	-	19	-
Net gain (loss) on sale of securities	-	5	-	(11)
Federal Home Loan Bank stock dividends	336	125	768	314
Bank owned life insurance	288	294	852	874
Other income	231	146	577	462
Total non-interest income	2,089	1,528	5,465	4,619

Non-interest expense
Salaries and employee benefits	4,384	4,114	13,075	13,620
Occupancy and equipment	996	931	2,970	2,575
Professional services	1,441	791	3,220	2,491
Data processing	563	465	1,632	1,468
Depreciation and amortization	379	371	1,180	1,096
Other operating expenses	1,670	1,470	5,319	4,690
Total non-interest expense	9,433	8,142	27,396	25,940
Income before income taxes	9,795	10,258	29,243	28,823

Provision for income taxes
Federal	3,020	2,969	9,005	8,580
State and local	800	1,032	2,400	2,661
Total taxes	3,820	4,001	11,405	11,241
Net income	$5,975	$6,257	$17,838	$17,582

Basic earnings per share	$0.34	$0.36	$1.02	$1.01
Diluted earnings per share	$0.33	$0.35	$0.99	$0.97
Dividends per share	$0.10	$0.09	$0.30	$0.26

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Flushing Financial Corporation	October 18, 2005 – Page Eight

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands Except Share Data)

(Unaudited)

	At or For the Three Months				At or For the Nine Months
	Ended September 30,				Ended September 30,
	2005		2004		2005		2004
Per Share Data
Basic earnings per share	$0.34		$0.36		$1.02		$1.01
Diluted earnings per share	$0.33		$0.35		$0.99		$0.97
Average number of shares outstanding for:
Basic earnings per share computation	17,580,898		17,457,372		17,515,780		17,424,392
Diluted earnings per share computation	18,033,743		18,050,891		17,991,306		18,097,437
Book value per share (based on 19,336,708
and 19,183,119 shares outstanding at
September 30, 2005 and 2004, respectively)	$8.87		$8.16		$8.87		$8.16

Average Balances
Total loans, net	$1,775,638		$1,416,897		$1,664,413		$1,358,815
Total interest-earning assets	2,160,803		1,914,322		2,071,063		1,892,299
Total assets	2,262,929		2,007,404		2,171,367		1,987,904
Total due to depositors	1,263,798		1,187,661		1,239,645		1,171,309
Total interest-bearing liabilities	2,026,155		1,791,283		1,938,143		1,775,636
Stockholders' equity	168,010		151,021		163,294		149,579

Performance Ratios (1)
Return on average assets	1.06%		1.25%		1.10%		1.18%
Return on average equity	14.23		16.57		14.57		15.67
Yield on average interest-earning assets	6.31		6.27		6.26		6.25
Cost of average interest-bearing liabilities	3.35		2.94		3.17		2.89
Interest rate spread during period	2.96		3.33		3.09		3.36
Net interest margin	3.17		3.53		3.29		3.53
Non-interest expense to average assets	1.67		1.62		1.68		1.74
Efficiency ratio	49.06		44.26		48.37		47.36
Average interest-earning assets to average
interest-bearing liabilities	1.07	X	1.07	X	1.07	X	1.07	X

(1)	Ratios for the quarters and nine months ended September 30, 2005 and 2004 are presented on an annualized basis.

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Flushing Financial Corporation	October 18, 2005 – Page Nine

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands)

(Unaudited)

	At or for the nine	At or for the year
	months ended	ended
	September 30, 2005	December 31, 2004

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	7.02%	7.89%
Leverage and core capital (minimum requirement = 3%)	7.02	7.89
Total risk-based capital (minimum requirement = 8%)	12.00	14.01

Capital ratios:
Average equity to average assets	7.52%	7.56%
Equity to total assets	7.43	7.81

Asset quality:
Non-performing loans	$2,029	$911
Non-performing assets	2,029	911
Net charge-offs	74	20

Asset quality ratios:
Non-performing loans to gross loans	0.11%	0.06%
Non-performing assets to total assets	0.09	0.04
Allowance for loan losses to gross loans	0.35	0.43
Allowance for loan losses to non-performing assets	318.27	717.29
Allowance for loan losses to non-performing loans	318.27	717.29

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Flushing Financial Corporation	October 18, 2005 – Page Ten

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

NET INTEREST MARGIN

(Dollars in Thousands)

(Unaudited)

	For the three months ended September 30,
	2005				2004
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets	(Dollars in thousands)
Interest-earning assets:
Mortgage loans, net (1)	$1,751,355	$29,701	6.78%		$1,402,672	$24,868	7.09%
Other loans, net (1)	24,283	401	6.61		14,225	209	5.88
Total loans, net	1,775,638	30,102	6.78		1,416,897	25,077	7.08
Mortgage-backed securities	342,765	3,595	4.20		432,856	4,507	4.16
Other securities	38,990	375	3.85		44,390	377	3.40
Total securities	381,755	3,970	4.16		477,246	4,884	4.09
Interest-earning deposits and
federal funds sold	3,410	26	3.05		20,179	61	1.21
Total interest-earning assets	2,160,803	34,098	6.31		1,914,322	30,022	6.27
Other assets	102,126				93,082
Total assets	$2,262,929				$2,007,404

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Passbook accounts	$252,874	677	1.07		$219,083	275	0.50
NOW accounts	41,713	53	0.51		43,839	54	0.49
Money market accounts	224,860	1,387	2.47		262,651	1,093	1.66
Certificate of deposit accounts	744,351	6,741	3.62		662,088	5,812	3.51
Total due to depositors	1,263,798	8,858	2.80		1,187,661	7,234	2.44
Mortgagors' escrow accounts	25,410	15	0.24		18,062	13	0.29
Total deposits	1,289,208	8,873	2.75		1,205,723	7,247	2.40
Borrowed funds	736,947	8,086	4.39		585,560	5,903	4.03
Total interest-bearing liabilities	2,026,155	16,959	3.35		1,791,283	13,150	2.94
Non interest-bearing deposits	52,499				46,616
Other liabilities	16,265				18,484
Total liabilities	2,094,919				1,856,383
Equity	168,010				151,021
Total liabilities and equity	$2,262,929				$2,007,404
Net interest income /
net interest rate spread		$17,139	2.96%			$16,872	3.33%
Net interest-earning assets /
net interest margin	$134,648		3.17%		$123,039		3.53%
Ratio of interest-earning assets to
interest-bearing liabilities			1.07	X			1.07	X

(1)

Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.2 million and $1.6 million for the three-month periods ended September 30, 2005 and 2004, respectively.

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Flushing Financial Corporation	October 18, 2005 – Page Eleven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

NET INTEREST MARGIN

(Dollars in Thousands)

(Unaudited)

	For the nine months ended September 30,
	2005				2004
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets	(Dollars in thousands)
Interest-earning assets:
Mortgage loans, net (2)	$1,642,390	$83,555	6.78%		$1,347,379	$72,401	7.16%
Other loans, net (2)	22,023	1,048	6.34		11,436	522	6.09
Total loans, net	1,664,413	84,603	6.78		1,358,815	72,923	7.16
Mortgage-backed securities	365,121	11,563	4.22		459,637	14,210	4.12
Other securities	39,337	1,091	3.70		56,755	1,431	3.36
Total securities	404,458	12,654	4.17		516,392	15,641	4.04
Interest-earning deposits and
federal funds sold	2,192	43	2.62		17,092	124	0.97
Total interest-earning assets	2,071,063	97,300	6.26		1,892,299	88,688	6.25
Other assets	100,304				95,605
Total assets	$2,171,367				$1,987,904

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Passbook accounts	$230,889	1,287	0.74		$218,828	819	0.50
NOW accounts	44,230	165	0.50		43,340	162	0.50
Money market accounts	241,780	4,021	2.22		283,922	3,869	1.82
Certificate of deposit accounts	722,746	19,129	3.53		625,219	16,307	3.48
Total due to depositors	1,239,645	24,602	2.65		1,171,309	21,157	2.41
Mortgagors' escrow accounts	26,617	42	0.21		19,494	37	0.25
Total deposits	1,266,262	24,644	2.59		1,190,803	21,194	2.37
Borrowed funds	671,881	21,482	4.26		584,833	17,350	3.96
Total interest-bearing liabilities	1,938,143	46,126	3.17		1,775,636	38,544	2.89
Non interest-bearing deposits	51,574				44,317
Other liabilities	18,356				18,372
Total liabilities	2,008,073				1,838,325
Equity	163,294				149,579
Total liabilities and equity	$2,171,367				$1,987,904
Net interest income /
net interest rate spread		$51,174	3.09%			$50,144	3.36%
Net interest-earning assets /
net interest margin	$132,920		3.29%		$116,663		3.53%
Ratio of interest-earning assets to
interest-bearing liabilities			1.07	X			1.07	X

(2)

Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $3.1 million and $3.8 million for the nine-month periods ended September 30, 2005 and 2004, respectively.

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